Change in Independent Registered Public Accounting Firm

On March 29, 2023, the Audit Committee of the Board of Trustees approved the engagement of Cohen and Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm for each Fund for the fiscal year ending May 31, 2023, in replacement of Tait Weller & Baker LLP (“Tait”) which served previously as the independent registered public accounting firm for the Funds. Having been notified of the Audit Committee’s intention to make this change, Tait resigned as the independent registered public accounting firm of the Funds.

The reports of Tait on the financial statements of the Funds as of and for the fiscal years ended May 31, 2021 and May 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years , and during the subsequent interim period ended March 29, 2023: (i) there were no disagreements between the Trust and Tait on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended May 31, 2021 and May 31, 2022, and during the subsequent interim period ended March 29, 2023, neither the Trust, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.